Exhibit 10.1

BRIDGE CREDIT AGREEMENT

dated as of March 16, 2004

among

PENTAIR, INC.,

Various Financial Institutions

and

BANK OF AMERICA, N.A.,

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION

and

BANC OF AMERICA SECURITIES, LLC

Joint Lead Arrangers and Joint Book Managers

ARTICLE I	DEFINITIONS AND TERMS	1
1.01	Definitions	1
1.02	Rules of Interpretation	8

ARTICLE II	THE FACILITY	8
2.01	Amount and Terms of Commitments	8
2.02	Procedure for Borrowing	9
2.03	Conversion and Continuation Elections	9
2.04	Interest on Loans	10
2.05	Reduction or Termination of the Commitments	10
2.06	Optional Prepayments	10

ARTICLE III	GENERAL CREDIT TERMS	11
3.01	Repayment	11
3.02	Payment of Interest	11
3.03	Payments	11
3.04	Loan Accounts	11
3.05	Notes	11
3.06	Fees	12
3.07	Computation of Fees and Interest	12
3.08	Sharing of Payments	12

ARTICLE IV	CHANGE IN CIRCUMSTANCES	12
4.01	Increased Cost and Reduced Return	12
4.02	Limitation on Types of Tranches	13
4.04	Funding Losses	14
4.05	Taxes	14
4.07	Discretion of Lenders as to Manner of Funding	15
4.08	Mitigation of Circumstances; Replacement of Affected Lender	15
4.09	Conclusiveness of Statements; Survival of Provisions	16

ARTICLE V	CONDITIONS TO LOANS	16
5.01	Condition to Loans	16

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	17
6.01	Corporate Existence and Power	17
6.02	Corporate and Governmental Authorization; Contravention	17
6.03	Binding Effect	17
6.04	Financial Information	17
6.05	Litigation	18
6.06	Compliance with ERISA	18
6.07	Taxes	18
6.08	Subsidiaries	18
6.09	Not an Investment Company	18
6.10	Environmental Matters	18
6.11	Insurance	18
6.12	Default	18
6.13	Use of Proceeds	18

ARTICLE VII	COVENANTS	18
7.01	Information	18

7.02	Maximum Leverage Ratio	20
7.03	Minimum Interest Coverage Ratio	20
7.04	Negative Pledge	20
7.05	Consolidations, Mergers and Sales of Assets; Acquisitions	21
7.06	Subsidiary Debt	21
7.07	Use of Proceeds	22
7.08	Compliance with Contractual Obligations and Law	22
7.09	Securitization Transactions	22
7.10	Insurance	22
7.11	Bridge Guaranty	22
7.12	Limitation on Distributions	22
7.13	Senior Debt Facilities	23
7.14	Takeout Transaction	23

ARTICLE VIII	EVENT OF DEFAULT	23
8.01	Events of Default	23
8.02	Notice of Default	25

ARTICLE IX	THE ADMINISTRATIVE AGENT	25
9.01	Appointment and Authorization	25
9.02	Delegation of Duties	25
9.03	Liability of Administrative Agent	25
9.04	Reliance by Administrative Agent	25
9.05	Notice of Default	26
9.06	Credit Decision	26
9.07	Indemnification of Administrative Agent	26
9.08	Administrative Agent in Individual Capacity	26
9.09	Successor Administrative Agent	26
9.10	Withholding Tax	27
9.11	Funding Reliance	27
9.12	Other Agents	27
9.13	Intercreditor Agreement; Bridge Guaranty	27
9.14	Administrative Agent may file Proofs of Claim	28

ARTICLE X	MISCELLANEOUS	28
10.01	Notices	28
10.02	No Waiver	28
10.03	Expenses; Documentary Taxes; Indemnification	28
10.04	Amendments and Waivers	29
10.05	Collateral	29
10.06	Successors and Assigns	30
10.07	Governing Law	31
10.08	Counterparts; Effectiveness	31
10.09	Confidentiality	31
10.10	Waiver of Jury Trial	31
10.11	Consent to Jurisdiction	32
Schedules
Schedule	1.01 Pricing Schedule
Schedule	2.01 Commitments and Pro Rata Shares

ii

Schedules
Schedule 1.01 Pricing Schedule
Schedule 2.01 Commitments and Pro Rata Shares
Schedule 6.05 Litigation
Schedule 7.04 Liens
Schedule 7.06 Subsidiary Debt
Schedule 10.01 Notice Addresses
Exhibits
Exhibit A Form of Note
Exhibit B Form of Notice of Borrowing
Exhibit C Form of Notice of Conversion/Continuation
Exhibit D Form of Assignment and Acceptance
Exhibit E Form of Bridge Guaranty
Exhibit F Form of Compliance Certificate

Exhibit G	Form of Opinion

iii

Exhibit 10.1

BRIDGE CREDIT AGREEMENT

THIS BRIDGE CREDIT AGREEMENT dated as of March 16, 2004 (this “Agreement”) is among PENTAIR, INC. (the “Company”), various financial institutions (together with their respective successors and assigns, collectively the “Lenders” and individually each a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth herein, the Lenders are willing to make available to the Company a term loan facility in a principal amount up to $850,000,000.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

Acquisition means any transaction or series of related transactions that result, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

Adjusted Eurodollar Rate means, for any Interest Period for a Eurodollar Tranche, a rate of interest per annum determined pursuant to the following formula:

Adjusted Eurodollar = Rate	Eurodollar Rate
1 - Reserve Requirement

Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder, together with any replacement administrative agent arising under Article IX.

Affected Lender means any Lender which has made a claim for compensation under Section 4.01 or 4.05 or has given a notice (which has not been withdrawn) of the type described in Section 4.02 or 4.03.

Affiliate means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

Agent-Related Persons means the Administrative Agent and any successor thereto in such capacity hereunder, together with their respective Affiliates and the officers, directors, trustees, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Agreement - see the Preamble.

Applicable Base Rate Margin means a rate per annum determined in accordance with Schedule 1.01.

Applicable Eurodollar Margin means a rate per annum determined in accordance with Schedule 1.01.

Applicable Lending Office means, as to any Lender, the office or offices of such Lender (or of an Affiliate of such Lender), which shall be making or maintaining any Loan hereunder as specified from time to time by such Lender to the Company and the Administrative Agent.

Asset Sale means the sale, lease, assignment or other transfer for value by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the Company or such Subsidiary (including any sale or other transfer of stock of any Subsidiary, whether by merger, consolidation or otherwise), excluding (a) the sale or lease of inventory in the ordinary course of business, (b) the licensing of intellectual property in the ordinary course of business, (c) sales pursuant to any Securitization Transaction to the extent permitted hereunder and (d) the sale or other disposition of excess or obsolete facilities, equipment or inventory in the ordinary course of business.

Assignee - see subsection 10.06(b).

Assignment and Acceptance means an Assignment and Acceptance substantially in the form of Exhibit D.

Bank of America means Bank of America, N.A.

Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “reference rate.” (The “reference rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Tranche means a Tranche for which the rate of interest is determined by reference to the Base Rate.

Bridge Guarantor means, on any day, each Subsidiary that has executed a counterpart of the Bridge Guaranty on or prior to that day (and has not been released from its obligations thereunder in accordance with the terms hereof).

Bridge Guaranty means a Bridge Guaranty issued by various Subsidiaries of the Company, substantially in the form of Exhibit E.

Business Day means any day other than a Saturday or Sunday or a day on which commercial banking institutions located in Charlotte, Chicago, Minneapolis, New York or San Francisco are authorized or required by law or other governmental action to close.

Code means the Internal Revenue Code of 1986.

Commitment means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule 2.1, as such amount is changed as a result of assignments by or to such Lender or otherwise reduced in accordance with the terms hereof.

Company - see the Preamble.

Compliance Certificate means a certificate executed by the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company, substantially in the form of Exhibit F.

Consolidated Shareholders’ Equity means, at any date, the consolidated shareholders’ equity of the Company and the Consolidated Subsidiaries.

Consolidated Subsidiary means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

Continuation Fee Percentage means a percentage determined in accordance with Schedule 1.01.

Conversion/Continuation Date means the date on which a Tranche is converted from a Tranche of one Type to the other Type or is continued as a Eurodollar Tranche for a new Interest Period.

Debt of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii) all non-contingent reimbursement obligations of such Person under letters of credit, and (viii) all Debt (as defined above) of others Guaranteed by such Person.

Dollar Equivalent means, with respect to a specified amount of any currency, the amount of US Dollars into which such amount of such currency would be converted, based on the applicable Spot Rate of Exchange.

EBITDA means, for any period, the sum of the consolidated net income of the Company for such period excluding the effect of any extraordinary or non-recurring gains and any extraordinary or non-recurring non-cash losses in such period plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization for such period.

Effective Date means the date on which all conditions precedent set forth in Article V are satisfied or waived by all Lenders.

Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental, health, safety and land use matters.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate, as applied to the Company, means any Person or trade or business which is a member of a group which is under common control with the Company, who, together with the Company, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

Eurodollar Tranche means a Tranche for which the rate of interest is determined by reference to the Adjusted Eurodollar Rate.

Eurodollar Rate means, for any Eurodollar Tranche for any Interest Period, the rate of interest per annum (carried to five decimal places) determined by the Administrative Agent as the rate at which deposits in US Dollars in the approximate amount of Bank of America’s portion of such Eurodollar Tranche, and having a maturity comparable to such Interest Period, are offered by Bank of America’s Grand Cayman Branch, Grand Cayman, B.W.I. (or such other office as may be designated by Bank of America from time to time) to major banks in the offshore interbank market at approximately 10:00 a.m. two Business Days prior to the commencement of such Interest Period.

Event of Default means any event described in Section 8.01.

Existing Credit Agreement means the Amended and Restated Credit Agreement dated as of July 25, 2003 among the Company, various Subsidiaries of the Company, various financial institutions and Bank of America, as Administrative Agent.

Facility Fee Rate means a rate determined in accordance with Schedule 1.01.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

Foreign Subsidiary means any Subsidiary (i) organized under the laws of a jurisdiction other than the United States or a state thereof and (ii) which conducts substantially all of its business and operations in a jurisdiction other than the United States.

FRB means the Board of Governors of the Federal Reserve System (or any successor).

GAAP means generally accepted accounting principles set forth in pronouncements of the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

Governmental Authority means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

Granting Lender – see subsection 10.06(f)

Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities, services, or to take-or-pay or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

Indemnified Liabilities - see subsection 10.03(b).

Indemnified Person - see subsection 10.03(b).

Intercreditor Agreement means the Intercreditor Agreement dated as of May 1, 2001 among Bank of America, as agent for certain lenders, and certain other financial institutions.

Interest Coverage Ratio means, for any period, the ratio of (i) EBITDA plus rent expense for such period to (ii) Interest Expense plus rent expense of the Company and its Subsidiaries for such period.

Interest Expense means the sum, without duplication, of consolidated interest expense (including the interest component of capital leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit) plus consolidated yield or discount accrued on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

Interest Payment Date means (a) as to any Base Rate Tranche, the last Business Day of each calendar quarter; and (b) as to any Eurodollar Tranche, the last day of each Interest Period for such Eurodollar Tranche and, in the case of any Eurodollar Tranche that has a six-month Interest Period, the three-month anniversary of the first day of such Interest Period.

Interest Period means, for any Eurodollar Tranche, a period commencing on the date the Loans are made or such Tranche is continued as or converted into a Eurodollar Tranche and ending, at the Company’s option in accordance with the terms hereof, on the date one, two, three or six months thereafter (or such other periods as may be agreed to by the Company, the Administrative Agent and each Lender); provided that:

(i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause such Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and

(ii) no Interest Period shall extend past the scheduled Maturity Date.

IRS means the Internal Revenue Service of the United States.

JV Acquisition means the Acquisition by the Company or a Subsidiary of all outstanding shares or other equity interests in a JV Entity not then owned by the Company or a Subsidiary.

JV Entity means each of the following entities in which, as of the date of this Agreement, a Subsidiary holds a minority equity interest and which has been operated as a joint venture by such Subsidiary, Lucas Chang and various employees thereof: (i) Joinery Industrial Co., Ltd., a company limited by shares established and registered under the laws of Taiwan, R.O.C.; (ii) Jointech Corporation Ltd., a company limited by shares established and registered under the laws of Cayman Islands; (iii) Hangtech Limited, a company limited by shares established and registered under the laws of Hong Kong; and (iv) Orion International, LLC, a Pennsylvania limited liability company.

Lead Arrangers means Banc of America Securities, LLC and U.S. Bank National Association, in each case in its capacity as a Joint Lead Arranger and Joint Book Manager.

Lender - see the Preamble.

Leverage Ratio means, as of any date, the ratio of (a) the sum (without duplication) of (i) all Debt of the Company and its Consolidated Subsidiaries plus (ii) all Synthetic Lease Obligations of the Company and its Consolidated Subsidiaries, all determined on a consolidated basis, to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or before such date for which financial statements have been delivered pursuant to subsection 7.01(a) or (b); provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired (or divested or liquidated, if the sales revenue generated by such Person or business unit in the 12 months prior to such divestiture or liquidation was $25,000,000 or more) by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission.

Lien means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

Loans – see Section 2.1.

Material Adverse Effect means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations hereunder.

Material Financial Obligations means Debt or Synthetic Lease Obligations of the Company or any Subsidiary in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than the lesser of (i) a Dollar Equivalent amount of $25,000,000 or (ii) at any time the Company or any Subsidiary has Debt outstanding, obtained through one or more public or private placements thereof to institutional investors, with a Dollar Equivalent principal amount of $25,000,000 or more outstanding, which has a threshold for cross-default (similar to subsection 8.01(e)) lower than a Dollar Equivalent amount of $25,000,000, the lowest threshold amount under any such financing.

Material Subsidiary means each Subsidiary of the Company that at the time of determination constitutes a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Agreement).

Maturity Date means the earlier to occur of (i) December 31, 2004 and (ii) the date on which all other obligations of the Company hereunder become due and payable in accordance with Section 8.01.

Minimum Tranche means $5,000,000 or a higher integral multiple of $1,000,000.

Moody’s means Moody’s Investors Service, Inc.

Net Cash Proceeds means:

(a)	with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale, net of (i) the direct costs of such Asset Sale (including brokerage fees, sales and other commissions, legal, accounting and investment banking fees, survey costs, title insurance premiums and other customary fees and expenses incurred in connection therewith), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions) and (iii) amounts required to be applied to the repayment of principal of any Debt (and related prepayment premiums) secured by a Lien on the asset subject to such Asset Sale; and

(b)	with respect to any issuance of equity securities or Debt, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

Note means a promissory note issued by the Company to a Lender substantially in the form of Exhibit A, with appropriate insertions, evidencing Loans by such Lender hereunder.

Notice of Conversion/Continuation means a notice substantially in the form of Exhibit C executed by a Senior Financial Officer.

Other Taxes means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Note.

Participant – see subsection 10.06(e).

Payment Office means the office of the Administrative Agent specified on Schedule 10.01 or such other office as the Administrative Agent may from time to time designate.

PBGC means the Pension Benefit Guaranty Corporation and any successor thereto.

Permitted Acquisition means (a) the WICOR Acquisition, (b) any JV Acquisition and (c) any other Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, or will result from, such Acquisition; (ii) the aggregate consideration to be paid by the Company and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Company) does not, when combined with all other compensation paid in connection with Acquisitions made pursuant to this clause (c) after the date of this Agreement, exceed $25,000,000, (iii) the Company shall have delivered to the Administrative Agent a certificate demonstrating that, after giving effect to such Acquisition, the Company will be in pro forma compliance with Sections 7.02 and 7.03 and (iv) in the case of the Acquisition of any Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

Person means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

Plan means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

Pro Rata Share means, with respect to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of

(a) prior to termination of the Commitments, (i) such Lender’s Commitment divided by (ii) the Total Commitment; and

(b) after termination of the Commitments, (i) the aggregate principal amount of such Lender’s Loans divided by (ii) the aggregate principal amount of all Loans.

Required Lenders means Lenders having Pro Rata Shares of more than 50%.

Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Reserve Requirement means, for any day for any Eurodollar Tranche, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to an integral multiple of 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB).

Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business consistent with past practice), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

Senior Financial Officer means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

SPC – see subsection 10.06(f)

Spot Rate of Exchange means for any amount denominated in any currency other than US Dollars, an amount of US Dollars into which the Administrative Agent could convert such currency by using the applicable quoted spot rate as reported on the appropriate page of the Reuters Screen at 11:00 A.M. (London, England time) two Business Days preceding the day such determination is requested to be made.

S&P means Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies, Inc.

Subsidiary means any Person in which more than 50% of its outstanding voting stock or rights or more than 50% of all equity interest is owned directly or indirectly by the Company.

Subsidiary Guaranty has the meaning given in the Existing Credit Agreement.

Sufficient Sale Contract – see Section 3.06(b).

Synthetic Lease Obligations means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United States income tax purposes as owned by the Company or a Consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

Takeout Transaction means one or more debt, equity or equity-linked capital markets transactions entered into by the Company following the Effective Date and completed on or before the Maturity Date in order to, and the net proceeds of which are or will be sufficient to, satisfy all obligations of the Company hereunder.

Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized or maintains a lending office.

Tools Business means that portion of the Company’s assets and business, and/or any Subsidiary’s assets and business, that is identified as, or reported as part of, the “tools segment” of the Company in the Company’s 10-Q for the quarterly period ended September 27, 2003.

Total Commitment means $850,000,000, as reduced from time to time in accordance with the terms hereof.

Tranche means a portion of the principal amount of all Loans (a) divided among the Lenders according to their Pro Rata Shares, (b) bearing interest at the same rate and (c) if bearing interest based upon the Eurodollar Rate, having the same Interest Period.

Type of Tranche refers to the interest rate basis for a Tranche. The “Types” of Tranches are Base Rate Tranches and Eurodollar Tranches.

Unfunded Vested Liabilities means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.

Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

US Dollars or $ means dollars constituting legal tender for the payment of public and private debts in the United States of America.

WICOR means WICOR, Inc., a Wisconsin corporation.

WICOR Acquisition means the acquisition by the Company or a Subsidiary thereof of 100% of the outstanding stock of WICOR from Wisconsin Energy Corporation and the assumption by the Company or a Subsidiary thereof of debt of WICOR in an amount expected to be approximately $24,000,000 (subject to seasonal working capital fluctuations and other changes in the ordinary course of business).

WICOR Purchase Agreement means the Stock Purchase Agreement dated as of February 3, 2004 among the Company, WICOR and Wisconsin Energy Corporation.

1.02 Rules of Interpretation.

(a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis; provided that if the Company notifies the Administrative Agent that the Company desires to amend any covenant in Article VII (or any related definition) to eliminate the effect of any change in GAAP on the operation of such covenant (or such definition), or the Administrative Agent notifies the Company that the Required Lenders desire to amend any such covenant (or any such definition) for such purpose, then the Company’s compliance with such covenant shall be determined (or such definition shall be interpreted) on the basis of GAAP as in effect immediately before such change became effective, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Company and the Required Lenders.

(b) The headings, subheadings and table of contents herein are solely for convenience of reference and shall not affect the meaning, construction or effect of any provision hereof.

(c) Except as otherwise expressly provided, references herein to articles, sections, clauses, exhibits and schedules are references to articles, sections, clauses, exhibits and schedules in or to this Agreement.

(d) All definitions set forth herein shall apply to the singular as well as the plural form of the applicable defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(e) The term “including” means “including without limitation.”

(f) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any this Agreement; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(g) Unless other expressly specified, all references to a particular time of day shall mean such time in Chicago, Illinois.

ARTICLE II

THE FACILITY

2.01 Amount and Terms of Commitments. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a single loan in US Dollars to the Company (each such loan, a “Loan”) on the Effective Date in the amount of such Lender’s Pro Rata Share of the aggregate amount of Loans requested by the Company. Amounts borrowed under this Section 2.1 which are repaid or prepaid by the Company may not be reborrowed. The Commitments shall expire on the earlier of (i) the date of the making of the Loans and (ii) September 1, 2004.

2.02 Procedure for Borrowing.

(a) The Loans shall be made upon irrevocable written notice from the Company to the Administrative Agent, which notice must be received by the Administrative Agent not later than (i) if any portion of the Loan is initially to be maintained as a Eurodollar Tranche, 10:00 A.M. two Business Days prior to the Effective Date; and (ii) otherwise, 11:00 A.M. on the Effective Date. Such notice shall be substantially in the form of Exhibit B, shall be executed by a Senior Financial Officer and shall specify:

(A) the aggregate amount of the Loans requested;

(B) the expected Effective Date, which shall be a Business Day;

(C) the Type of Tranche requested (and, if more than one Tranche is requested, the principal amount of each Tranche); and

(D) for any portion of the Loans initially to be maintained as a Eurodollar Tranche, the duration of the initial Interest Period therefor.

Upon receipt of such notice, the Administrative Agent will promptly notify each Lender thereof.

(b) Each Lender will make the amount of its Loan available to the Administrative Agent for the account of the Company at the Payment Office not later than noon on the Effective Date in immediately available funds and in US Dollars. The proceeds of all Loans will promptly be made available to the Company by the Administrative Agent in like funds as received by the Administrative Agent.

2.03 Conversion and Continuation Elections.

(a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.03(b):

(i) elect, as of any Business Day, in the case of any Base Rate Tranche, or as of the last day of the applicable Interest Period, in the case of any Eurodollar Tranche, to convert any Tranche (or any part thereof in an aggregate amount not less than the Minimum Tranche) into the other Type of Tranche; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Tranche having an Interest Period expiring on such day (or any part thereof in an amount not less than the Minimum Tranche) as a Eurodollar Tranche with a new Interest Period;

provided that if at any time the aggregate amount of a Eurodollar Tranche is reduced, by payment, prepayment or conversion of part thereof, to be less than the Minimum Tranche, such Eurodollar Tranche shall automatically convert into a Base Rate Tranche.

(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than (i) 10:00 A.M. two Business Days prior to the Conversion/Continuation Date, if all or a portion of a Eurodollar Tranche is to be continued for a new Interest Period or all or a portion of a Base Rate Tranche is to be converted into a Eurodollar Tranche; and (ii) 10:00 A.M. on the Conversion/Continuation Date, if all or a portion of a Eurodollar Tranche is to be converted into a Base Rate Tranche. Each such notice shall specify:

(A) the proposed Conversion/Continuation Date;

(B) the Tranche (or portion thereof) to be converted or continued;

(C) the Type of Tranche resulting from the proposed conversion or continuation; and

(D) in the case of conversion into or a continuation of a Eurodollar Tranche, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to a Eurodollar Tranche, the Company has failed to timely select a new Interest Period for such Eurodollar Tranche, the Company shall be deemed to have elected to convert such Eurodollar Tranche into a Base Rate Tranche effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 2.03 or, if no timely notice is provided by the Company of the details of any automatic conversion. All conversions and continuations of Tranches shall be made ratably among the Lenders according to their respective Pro Rata Shares.

(e) Unless the Required Lenders otherwise agree, during the existence of an Event of Default or Unmatured Event of Default, the Company may not elect to have a Tranche converted into or continued as a Eurodollar Tranche.

(f) After giving effect to any conversion or continuation of Tranches, there may not be more than six (6) Interest Periods.

2.04 Interest on Loans. The Company shall pay interest on the unpaid principal amount of each Loan, from the date such Loan is made to the date such Loan is paid in full, as follows:

(a)	with respect to any portion of such Loan that is part of a Base Rate Tranche, at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin; and

(b)	with respect to any portion of such Loan that is part of a Eurodollar Tranche, at a rate per annum equal to the Adjusted Eurodollar Rate for each applicable Interest Period plus the Applicable Eurodollar Margin;

provided that, upon the request of the Required Lenders at any time (and for so long as) an Event of Default exists, the interest rate applicable to all Loans shall be increased by 2%.

2.05 Reduction or Termination of the Commitments. The Company may, at any time prior to the making of the Loans, upon not less than three Business Days’ prior written notice to the Administrative Agent, (a) terminate the Commitments upon payment in full by the Company of all of its outstanding obligations hereunder or (b) permanently reduce the amount of the Commitments by an amount equal to $10,000,000 or a higher integral multiple of $1,000,000. Once reduced pursuant to this Section, no Commitment may be increased. Any reduction of the Commitments shall be applied to reduce the Commitments of the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.06 Optional Prepayments. The Company may from time to time prepay Loans in whole or in part, in an aggregate principal amount of at least $5,000,000 or a higher integral multiple of $1,000,000. The Company shall deliver a notice of prepayment to be received by the Administrative Agent not later than 10:00 A.M. (a) in the case of payment of a Eurodollar Tranche, two Business Days in advance of the prepayment date, and (b) in the case of payment of a Base Rate Tranche, on the prepayment date. Each such notice shall specify the Tranches to be prepaid and the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of such notice and of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Tranche pursuant to this Section 2.06 shall include accrued interest on the principal amount prepaid and, unless made on the last day of an Interest Period therefor, shall be subject to the provisions of Section 4.04.

2.07 Mandatory Commitment Reductions/Prepayments.

(a) Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Sale, the Commitments shall be reduced or, if the Loans have been made, the Company shall make a prepayment of the Loans, in each case in an amount (rounded down, if necessary, to an integral multiple of $1,000,000) equal to the remainder of (i) all such Net Cash Proceeds received since the date of this Agreement (including the Net Cash Proceeds from such Asset Sale) minus (ii) all amounts previously applied to reduce the Commitments or prepay the Loans pursuant to this subsection (a).

(b) Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from the issuance of any Debt, including any Debt issued in connection with a Takeout Transaction (but excluding (i) Debt issued by any Foreign

Subsidiary, (ii) Debt under the Existing Credit Agreement, (iii) Debt issued in connection with any refinancing, refunding, renewal or extension of Debt of the Company, any Subsidiary, WICOR or any JV Entity existing on the date hereof, except to the extent that the amount of such Debt is increased at the time of such refinancing, refunding, renewal or extension by an amount greater than a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (iv) Debt issued in respect of purchase money obligations and (iv) other unsecured Debt of the Company and its Subsidiaries not at any one time exceeding, in the aggregate, $25,000,000), the Commitments shall be reduced or, if the Loans have been made, the Company shall make a prepayment of the Loans, in each case in an amount (rounded down, if necessary, to an integral multiple of $1,000,000 equal to the remainder of (x) all such Net Cash Proceeds received since the date of this Agreement (including the Net Cash Proceeds of such issuance) minus (y) all amounts previously applied pursuant to this subsection (b).

(c) Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from the issuance of any equity, including any equity issued in connection with a Takeout Transaction (but excluding (i) any issuance pursuant to an employee, officer or director benefit or compensation plan in the ordinary course of business consistent with past practice or in connection with a Permitted Acquisition and (ii) any issuance to employees or officers related to the disposition of the Tools Business), the Commitments shall be reduced or, if the Loans have been made, the Company shall make a prepayment of the Loans, in each case in an amount (rounded down, if necessary, to an integral multiple of $1,000,000 equal to the remainder of (x) all such Net Cash Proceeds received since the date of this Agreement (including the Net Cash Proceeds of such issuance) minus (y) all amounts previously applied pursuant to this subsection (c).

(d) Any prepayment of a Eurodollar Tranche pursuant to this Section 2.07 shall include accrued interest on the principal amount prepaid and, unless made on the last day of an Interest Period therefore, shall be subject to the provisions of Section 4.04.

ARTICLE III

GENERAL CREDIT TERMS

3.01 Repayment. All Loans and all other obligations of the Company hereunder shall be due and payable in full on the Maturity Date.

3.02 Payment of Interest. Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of all or any portion of a Eurodollar Tranche on the portion of the Eurodollar Tranche so prepaid. In addition, during the existence of any Event of Default, interest on all Loans shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

3.03 Payments. (a) All payments by the Company hereunder in respect of any amount payable under Article IV shall be made directly to the Lender entitled to receive such payment. All other payments by the Company hereunder shall be made to the Administrative Agent at the Payment Office. All such payments shall be made prior to noon on the date due, and funds received after that time shall be deemed received on the following Business Day. All such payments shall be made in US Dollars and without setoff or counterclaim.

(b) If any payment hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Tranche, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day).

3.04 Loan Accounts. The Loans shall be evidenced by one or more accounts or records maintained by the Administrative Agent and each Lender in the ordinary course of business. The accounts or records so maintained shall be rebuttable presumptive evidence of the amount of the applicable Lenders Loan. Any failure to record or any error in recording any such amount shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to any Loan or any other obligation hereunder.

3.05 Notes. Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes issued by the Company instead of loan accounts. Each such Lender may endorse on the schedule annexed to the applicable Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note and each such Lender’s record shall be rebuttable presumptive evidence of the amount of the Loans made by such Lender; provided that the failure of a Lender to make, or an error in making, a notation on any Note with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under such Note.

3.06 Fees.

(a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender a facility fee computed at a rate per annum equal to the Facility Fee Rate on the amount of such Lender’s Commitment. Such facility fee shall accrue from the date of this Agreement to the Effective Date, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Effective Date.

(b) Continuation Fee. If at any time on or after September 30, 2004, the Company does not have an executed contract for the sale of the Tools Business, with a scheduled closing date on or before the scheduled Maturity Date and in an amount sufficient to pay in full all obligations outstanding hereunder (a “Sufficient Sale Contract”), the Company shall pay to the Administrative Agent for the account of each Lender a continuation fee equal to the Continuation Fee Percentage on the amount of such Lender’s outstanding Loan on the date of the payment thereof. Such continuation fee shall be payable (a) on September 30, 2004 if the Company does not have a Sufficient Sale Contract on such date; and (b) if the Company has a Sufficient Sale Contract on September 30, 2004 but such contract is later terminated (for whatever reason), on the earlier of the date of such termination and the Maturity Date.

(c) Arrangement, Agency Fees. The Company shall pay arrangement fees to the Lead Arrangers for the Lead Arrangers’ own respective accounts, and shall pay agency fees to the Administrative Agent for the Administrative Agent’s own account, as mutually agreed to in writing from time to time.

3.07 Computation of Fees and Interest. (a) All computations of interest for Base Rate Tranches when the interest rate is determined by the “reference rate” of Bank of America shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate.

3.08 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, enforcement of security or otherwise) on account of principal of or interest on its Loan in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans, such Lender shall purchase from the other Lenders such participations in the Loans of the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery (but without interest).

ARTICLE IV

CHANGE IN CIRCUMSTANCES

4.01 Increased Cost and Reduced Return.

(a) If, after the date hereof, any change in, or the adoption of any new, applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

(i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Loan, its Note or its obligation to make a Loan, or shall change the basis of taxation of any amount payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of its Loan (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory advance, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office) hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) or the applicable offshore interbank market any other condition affecting this Agreement or its Loan;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any portion of its Loan as part of a Eurodollar Tranche or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement, then the Company shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender shall have determined that any change in, the adoption of any new, applicable law, rule or regulation regarding capital adequacy, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Any Lender claiming compensation under this Section 4.01 shall furnish to the Company and the Administrative Agent a statement setting forth the basis for, and a calculation in reasonable detail of, the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, any Lender may use any reasonable averaging and attribution methods.

4.02 Limitation on Types of Tranches. If on or prior to the first day of any Interest Period for any Eurodollar Tranche:

(a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, or

(b) the Required Lenders notify the Administrative Agent that they have determined (which determination shall be conclusive), that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of funding their portions of such Eurodollar Tranche for such Interest Period;

then the Administrative Agent shall give the Company and the Lenders prompt notice thereof, and so long as such condition remains in effect, (i) the Lenders shall be under no obligation to make any portion of the Loans or convert any portion of the Loans into a Eurodollar Tranche and (ii) on the last day of the then current Interest Period for each outstanding Eurodollar Tranche, such Tranche shall convert into a Base Rate Tranche.

4.03 Changes in Law Rendering Eurodollar Lending Unlawful. If any change in any, or the adoption of any new, applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or other regulatory body charged with the administration or interpretation thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund any portion of its Loan based upon the Eurodollar Rate, then such Lender shall promptly notify the Company and the Administrative Agent and, so long as such circumstances shall continue, any portion of such Lender’s Loan that otherwise would be made or continued as, or converted into, part of a Eurodollar Tranche (and, beginning on such date as may be required by the relevant law, regulation or interpretation, each portion of such Lender’s Loan that is part of a Eurodollar Tranche) shall bear interest as if it were part of a Base Rate Tranche.

4.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Company to borrow the Loans, or to continue or convert into a Eurodollar Tranche, after the Company has given a notice of such borrowing, continuation or conversion;

(b) the failure of the Company to make any prepayment of any Loan in accordance with any notice delivered pursuant hereto;

(c) the prepayment (including pursuant to Section 4.03) or other payment (including after acceleration) of the principal of any portion of a Eurodollar Tranche on a day that is not the last day of an Interest Period therefor; or

(d) the automatic conversion under subsection 2.03(a) or 4.03(a) of any portion of a Eurodollar Tranche on a day that is not the last day of an Interest Period therefor;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain its portion of the applicable Eurodollar Tranche or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to any Lender under this Section, (i) each Lender’s portion of a Eurodollar Tranche made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate used in determining the interest rate for the applicable (including any proposed) Interest Period by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such portion is in fact so funded.

4.05 Taxes.

(a) Any and all payments by the Company to any Lender or the Administrative Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

(b) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.05), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company shall make such deductions and withholdings; and

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(c) The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes in the amount that such Lender or the Administrative Agent specifies is necessary to preserve the after-tax yield such Lender or the Administrative Agent would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the applicable Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or Administrative Agent.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of any other such Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with (i) IRS Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) IRS Form W-8 or W-9, as appropriate, or any successor form prescribed by the IRS, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement.

(f) If any Lender or the Administrative Agent determines in its reasonable discretion that it has received a refund or credit of Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto) paid by the Company or with respect to which the Company has made any indemnity payment pursuant to this Section 4.05, or any other tax benefit as a result of any payment by the Company pursuant to this Section 4.05, then such Lender or the Administrative Agent shall promptly repay the Company to the extent of such refund, credit or benefit; provided that if, due to any adjustment of such Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto), or of such other tax benefit, such Lender or the Administrative Agent loses the benefit of all or any portion of such refund, credit or benefit, the Company will indemnify and hold harmless such Lender or the Administrative Agent in accordance with this Section 4.05. Nothing in this subsection (f) shall require the Administrative Agent or any Lender to utilize any such credits ahead of other credits that may be available to the Administrative Agent or such Lender from other sources. Moreover, nothing shall require the Administrative Agent or any Lender to make its books and records available for inspection by the Company.

4.06 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to its portion of any Eurodollar Tranche by causing a foreign branch or affiliate of such Lender to fund such portion, provided that in such event the obligation of the Company to repay such Lender’s Loan shall nevertheless be to such Lender and such portion of such Loan shall be deemed held by such Lender for the account of such branch or affiliate.

4.07 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained its portion of each Eurodollar Tranche during each Interest Period for such Tranche through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

4.08 Mitigation of Circumstances; Replacement of Affected Lender.

(a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation of the Company to pay any amount pursuant to Section 4.01 or 4.05 and (ii) the occurrence of any circumstances of the nature described in Section 4.02 or 4.03, and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent. Without limiting the foregoing, each Lender will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty, its Loan and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of its Loan, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid facility fees and continuation fees, if any, any amounts payable under Section 4.04 as a result of such Lender receiving payment of any portion of its Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Lender hereunder).

4.09 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Administrative Agent or any Lender pursuant to Section 4.01, 4.02, 4.03, 4.04 or 4.05 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 4.01, 4.04 and 4.05, and the provisions of such Sections shall survive repayment of the Loans and the termination of this Agreement.

ARTICLE V

CONDITIONS TO LOANS

5.01 Condition to Loans. The obligation of each Lender to make its Loan is subject to the conditions that (a) there shall not have occurred a material adverse change in, or material adverse effect on, the business, financial condition or results of operations or prospects of WICOR and its subsidiaries, taken as a whole (excluding any Non-Water Subsidiary of WICOR as defined in the WICOR Purchase Agreement), since December 31, 2002; and (b) the Administrative Agent shall have received (i) evidence reasonably satisfactory to the Administrative Agent that the Existing Credit Agreement has been amended (or will be amended, effective simultaneously with the making of the Loans), pursuant to an amendment substantially in the form of the amendment posted on IntraLinks on March 5, 2004, to permit the WICOR Acquisition, and to make certain covenants consistent with the covenants contained herein, (ii) evidence reasonably satisfactory to the Administrative Agent that the Company has completed (or will complete simultaneously with the making of the Loans) the WICOR Acquisition on terms substantially similar to those set forth in the WICOR Purchase Agreement, (iii) evidence reasonably satisfactory to the Administrative Agent that the Company has not sold any material portion of the Tools Business, (iv) all amounts which are then due and payable pursuant to Section 3.06 and (to the extent billed) Section 10.03 and (v) all of the following, in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:

(a) Notes. If requested by any Lender pursuant to Section 3.06, a Note payable to such Lender.

(b) Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement and the Notes.

(c) Incumbency and Signature Certificate. A certificate of the Secretary or an Assistant Secretary (or other appropriate official) of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement and the Notes, together with a sample of the true signature of each such officer.

(d) Opinion of Counsel. An opinion of the Senior Vice President and General Counsel of the Company and counsel to each Bridge Guarantor, substantially in the form of Exhibit G.

(e) Funding Certificate. A certificate of a Senior Financial Officer to the effect that,

(i) no Event of Default or Unmatured Event of Default exists or would result from the making of the Loans; and

(ii) the representations and warranties contained herein are true and correct on and as of such date, as though made on and as of such date.

(f) Compliance Certificate. A Compliance Certificate, certifying that the Company is in compliance with all of the financial covenants contained herein, both before and after giving effect to the WICOR Acquisition.

(g) Necessary Authorizations. Evidence satisfactory to the Agent and the Lenders (which evidence may be in the form of a certificate from the Company) that the Company has obtained all governmental, shareholder and third party consents and approvals (including any consents and approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any necessary consents of the holders of securities issued by the Company) necessary or, in the reasonable opinion of the Administrative Agent, desirable in connection with the WICOR Acquisition and this Agreement, and all applicable waiting periods have expired or been earlier terminated without any action being taken by any Governmental Authority that could restrain or prevent the Company from consummating the WICOR Acquisition or require the Company or WICOR and/or their respective subsidiaries to divest assets that generate, in the aggregate, annual revenues greater than $200,000,000, or that could seek or threaten any of the foregoing, and that no law or regulation is applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(h) Bridge Guaranty. The Bridge Guaranty executed by the Bridge Guarantors, together with documents of the types provided by the Company pursuant to clauses (b) and (c) above.

(i) Environmental Documentation. Phase I environmental assessments made in accordance with ASTM standards of conditions and each other environmental assessment that was requested by the Company of each manufacturing facility currently owned or operated by WICOR (excluding facilities owned or operated solely by a Non-Water Subsidiary of WICOR).

(j) Financial Statements. (A) The unqualified audited consolidated balance sheet of WICOR and its consolidated subsidiaries at December 31, 2003, and the related consolidated statements of income and cash flows for the fiscal year then ended, setting forth in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the Securities and Exchange Commission and audited by independent public accountants of nationally recognized standing, and (B) a consolidated balance sheet of WICOR and its consolidated subsidiaries at the end of the most recent fiscal quarter ending after December 31, 2003, for which financial statements are available, and the related consolidated statements of income and cash flows for such quarter and for the portion of WICOR’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of WICOR’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, GAAP and consistency by a senior officer of WICOR.

(k) Notice. Notice of the requested Loans as required by Section 2.02.

(l) Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

6.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.02 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws or other organizational documents of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

6.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Company, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company.

6.04 Financial Information.

(a) The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries at December 31, 2003, and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Company’s annual report for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on Form 10-K, a copy of which has been delivered to each Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Each unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries, and the related unaudited consolidated statements of income and cash flows for the period then ended, set forth in the Company’s quarterly report for any fiscal quarter ending after the date of this Agreement and filed with the Securities and Exchange Commission on Form 10-Q fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries at the date thereof and their consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments and the absence of footnotes).

6.05 Litigation. Except as disclosed on Schedule 6.05, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or which in any manner questions the validity of this Agreement or the Notes.

6.06 Compliance with ERISA. Each of the Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted).

6.07 Taxes. The Company and its Subsidiaries have filed all foreign, United States federal, state and local income, excise and other tax returns which are required to be filed by them and have paid or made provision for the payment of all taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. The federal income tax liability, if any, of the Company and its Subsidiaries has been examined by the IRS and paid for all years prior to and including the fiscal year ended December 31, 1996.

6.08 Subsidiaries. Each of the Company’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.09 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940.

6.10 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on business, operations and properties of the Company and its Subsidiaries, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Subsidiaries taken as a whole.

6.11 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies (and/or pursuant to a self-insurance program) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

6.12 Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

6.13 Use of Proceeds. The Company will use the proceeds of the Loans solely for the purposes described in Section 7.07.

ARTICLE VII

COVENANTS

The Company agrees that so long as any amount payable by the Company hereunder remains unpaid:

7.01 Information. The Company will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2004, a consolidated balance sheet of the Company and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the Securities and Exchange Commission and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, commencing with the fiscal quarter ending April 3, 2004, a consolidated balance sheet of the Company and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, GAAP and consistency by a Senior Financial Officer;

(c) simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of a Senior Financial Officer (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 7.02 and 7.03 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Unmatured Event of Default and, if any such event then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) forthwith upon the occurrence of any Event of Default or Unmatured Event of Default, a certificate of the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

(g) if and when the Company or any ERISA Affiliate is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(h) promptly upon obtaining knowledge thereof, the commencement of, or any material development in, any material litigation or governmental proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Law;

(i) promptly upon the occurrence thereof, notice of any change in the Company’s credit rating by Moody’s or S&P; and

(j) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 10.01; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each

Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the certificates required by Section 7.01(c) to the Administrative Agent and each of the Lenders. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. To the extent that the Company delivers to the Administrative Agent or any Lender any document or certificate required to be delivered pursuant to Section 7.01 as part of a delivery of documents or certificates required under Section 13 of the Existing Credit Agreement, such document or certificate shall be deemed to be delivered hereunder to the Administrative Agent or such Lender.

7.02 Maximum Leverage Ratio. The Company shall not at any time permit the Leverage Ratio to exceed: (a) if the Company has not sold all or substantially all of the Tools Business, (i) during the period from the date of the completion of the WICOR Acquisition to October 1, 2004, 4.35 to 1 and (ii) during the period from October 2, 2004 to December 30, 2004, 4.25 to 1; and (b) if the Company has sold all or substantially all of the Tools Business, 3.00 to 1 (or, if the Company sells all or substantially all of the Tools Business prior to July 3, 2004, (x) 3.25 to 1 during the period from the date of the completion of such sale to the earlier of October 1, 2004 or the date the Company notifies the Administrative Agent that the maximum Leverage Ratio should be reduced to 3.00 to 1 and (y) 3.00 to 1 on and after the last day of the period specified in clause (x)).

7.03 Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company ending on the last day of a fiscal quarter of the Company to be less than 3.00 to 1.00.

7.04 Negative Pledge. Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

(a) any Lien existing on July 25, 2003 and disclosed in the financial statements referred to in Section 6.04 or set forth in Schedule 7.04, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased and the scope of the property subject to such Lien is not extended;

(b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due, or to the extent that such Lien is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) Liens on property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature in each case incurred in the ordinary course of business;

(f) Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (i) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (ii) all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(h) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(j) Liens arising in connection with Securitization Transactions; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not at any time exceed in the aggregate $150,000,000; and

(k) in addition to Liens permitted by subsections (a) through (j) above, other Liens securing Debt in a Dollar Equivalent amount not exceeding 12.5% of Consolidated Shareholders’ Equity.

7.05 Consolidations, Mergers and Sales of Assets; Acquisitions.

(a) The Company will not merge or consolidate with any non-affiliated Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets as an entirety to any other Person unless:

(i) the Person surviving the merger or consolidation is the Company; and

(ii) immediately after giving effect to any such action, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(b) Without limiting clause (a) above, the Company and its Subsidiaries will not sell, lease, transfer or otherwise dispose of (or enter into any agreement to do any of the foregoing) any portion of its assets having an aggregate fair market value greater than $10,000,000, excluding (i) the sale or lease of inventory in the ordinary course of business, (ii) the licensing of intellectual property in the ordinary course of business, (iii) the sale of the Tools Business or any portion thereof, (iv) any sale or other disposition required by any Governmental Authority in connection with the WICOR Acquisition, (v) sales pursuant to any Securitization Transaction to the extent permitted hereunder and (vi) the sale or other disposition of excess or obsolete facilities, equipment or inventory in the ordinary course of business.

(c) The Company will not, and will not permit any Subsidiary to, make any Acquisition other than Permitted Acquisitions.

7.06 Subsidiary Debt. The Company will not at any time permit the aggregate amount of all outstanding Debt of its Subsidiaries, excluding:

(a) Debt arising under Securitization Transactions in an aggregate amount not exceeding $150,000,000;

(b) Debt under the Existing Credit Agreement;

(c) Debt of Subsidiaries existing as of July 25, 2003 and identified on Schedule 7.06;

(d) Debt under the Subsidiary Guaranty;

(e) Debt under the Bridge Guaranty;

(f) so long as the Subsidiary Guaranty is in effect, Debt arising under unsecured guaranties of other senior debt facilities of the Company; and

(g) Debt of any entity acquired in a Permitted Acquisition outstanding at the time such entity becomes a Subsidiary (and not created in contemplation of such Acquisition), including Debt of WICOR or any subsidiary thereof and Debt of any JV Entity or any subsidiary thereof;

to exceed fifteen percent (15%) of Consolidated Shareholders’ Equity.

7.07 Use of Proceeds. The Company shall use the proceeds of the Loans to fund the WICOR Acquisition, to pay fees and expenses incurred in connection therewith and to pay fees and expenses incurred in connection with this Agreement. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” in violation of Regulation U of the FRB.

7.08 Compliance with Contractual Obligations and Law. The Company shall, and shall cause each Subsidiary to, comply with all material contractual obligations of each such entity and all Requirements of Law of any Governmental Authority having jurisdiction over it or its business the non-compliance with which might have a Material Adverse Effect. Without limiting the foregoing, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in compliance with all Environmental Laws, except for such noncompliance which individually or in the aggregate would not be reasonably expected to result in material liability to the Company and its Subsidiaries taken as a whole.

7.09 Securitization Transactions. The Company shall not, and shall not permit any Subsidiary to, permit the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of the Company and its Subsidiaries in connection with Securitization Transactions to exceed a Dollar Equivalent amount of $150,000,000.

7.10 Insurance. The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (and/or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.11 Bridge Guaranty. The Company will take, and will cause its Subsidiaries to take, such actions as are reasonably necessary or as the Administrative Agent may reasonably request (including delivery of authorization documents and customary opinions of counsel) so that (subject to the proviso below) all of the Company’s obligations hereunder are guaranteed by Subsidiaries (other than Foreign Subsidiaries) that, in the aggregate together with the Company, own 90% or more of the consolidated assets of the Company and its Subsidiaries (excluding Foreign Subsidiaries) and earned 90% or more of the consolidated revenue of the Company and its Subsidiaries (excluding Foreign Subsidiaries) during the most recent period of four consecutive fiscal quarters (excluding the revenues of any Subsidiary or business unit which has been divested or liquidated on or prior to any date of determination), in each case pursuant to the Bridge Guaranty; provided that the provisions of this Section 7.11 shall cease to be effective (and thereafter no Subsidiary shall be obligated to guarantee the Company’s obligations hereunder) on the first date after the date hereof on which the Company’s long term senior unsecured non-credit-enhanced public Debt is rated BBB or better by S&P and Baa2 or better by Moody’s.

7.12 Limitation on Distributions. The Company shall not, nor shall it suffer or permit any of its Subsidiaries to, declare or make any dividend payment, other payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock (except distributions in such capital stock) or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(a) Subsidiaries of the Company may make Restricted Payments to the Company or to wholly-owned Subsidiaries of the Company;

(b) so long as no Event of Default or Unmatured Event of Default exists or would result after giving effect thereto, the Company may declare and make dividend payments on account of any shares of any class of its capital stock, in the ordinary course of business consistent with past practice, in an aggregate amount during any fiscal year not exceeding 105% of the current annualized dividend rate (as adjusted for stock splits or stock dividends or similar events); and

(c) the Company or any Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other equity interests or warrants or options to acquire any such shares of common stock or other equity interests in connection with employee or director benefit or compensation plans in the ordinary course of business consistent with past practice (or in connection with any Permitted Acquisition or the sale of the Tools Business).

7.13 Senior Debt Facilities. If at any time any other senior debt facility of the Company contains any term (including with respect to security, guaranties, representations and warranties, covenants and defaults) that is more restrictive than the equivalent term contained herein, then the Company shall promptly enter into an amendment to this Agreement so that (a) the relevant terms of this Agreement will not be less restrictive than the comparable terms of such other senior debt facility and (b) this Agreement will rank at least pari passu in all respects with each other senior debt facility of the Company.

7.14 Takeout Transaction. If (i) the Company sells all or substantially all of the Tools Business and does not concurrently pay all of its outstanding obligations hereunder or (ii) at any time on or after September 30, 2004, the Company does not have a Sufficient Sale Contract, then the Company shall promptly commence a Takeout Transaction that would be sufficient to pay all of its obligations hereunder.

ARTICLE VIII

EVENT OF DEFAULT

8.01 Events of Default. If one or more of the following events shall have occurred and be continuing:

(a) the Company shall fail to pay within two Business Days of the date due any principal of any Loan; or the Company shall fail to pay within five days of the date due any interest on any Loan, any fee or any other amount payable hereunder;

(b) the Company shall fail to observe or perform any covenant contained in Sections 7.02 to 7.07, inclusive, Section 7.09, Section 7.12, Section 7.13 or Section 7.14;

(c) the Company shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender or (ii) if the Company fails to promptly notify the Administrative Agent and the Lenders of such failure as required by Section 7.01(d), the date on which the chief executive officer, the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company had actual knowledge of such failure;

(d) any representation, warranty, certification or statement made by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(e) the Company or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized) prior to the stated maturity thereof;

(f) the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

(h) the Company or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Company or ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds $10,000,000; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities in an aggregate amount exceeding $10,000,000; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding shall exceed $10,000,000, and such proceeding shall not have been dismissed within 30 days;

(i) a judgment or order for the payment of money in excess of a Dollar Equivalent amount of $30,000,000 shall be rendered against the Company or any of its Subsidiaries (net of insurance proceeds in the event a solvent insurer with an investment grade long term bond rating has acknowledged in writing its obligation to satisfy such judgment) and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days;

(j) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company;

(k) within a period of twelve consecutive months, three-fourths of the directors of the board of directors of the Company shall have changed;

(l) this Agreement, the Notes or any other document executed in connection herewith, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the obligations hereunder, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of any such document; or the Company or any other Person denies that it has any or further liability or obligation under any such document, or purports to revoke, terminate or rescind any such document; or

(m) at any time during which the Bridge Guaranty is required to be in effect pursuant to Section 7.11, the Bridge Guaranty shall cease to be in full force and effect with respect to any Bridge Guarantor (other than as a result of such Bridge Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted hereunder), any Bridge Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Bridge Guaranty, or any Bridge Guarantor (or any Person by, through or on behalf of such Bridge Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Bridge Guaranty with respect to such Bridge Guarantor.

then, and in any such event,

(1) in the case of any Event of Default specified in subsection (f) or (g) above, without any notice to the Company or any other act by the Administrative Agent or any Lender, the Commitments (if they have not already terminated) shall immediately terminate and the Loans and all other obligations of the Company hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and

(2) in the case of any other Event of Default, the Administrative Agent shall (i) if requested by the Required Lenders (and the Commitments have not already been terminated), by notice to the Company (with a copy to all Lenders), terminate the Commitments, which shall thereupon immediately terminate, and/or (ii) if requested by the Required Lenders, by notice to the Company (with a copy to all Lenders), declare the Loans and all other obligations of the Company hereunder to be, and the Loans and such other obligations shall thereupon become, immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

8.02 Notice of Default. The Administrative Agent shall give notice to the Company under subsection 8.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.01 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note, or for any failure of the Company or any other Person to perform its obligations hereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Company or any of its Subsidiaries or Affiliates.

9.04 Reliance by Administrative Agent.

(i) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(ii) For purposes of determining compliance with the conditions specified in Article V, each Lender that has executed this Agreement and funded its Loan on the Effective Date shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent will promptly notify the Lenders of its receipt thereof. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the reasonable fees and charges of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertakings in this Section shall survive the termination of this Agreement and the resignation or replacement of the Administrative Agent.

9.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent, in each case without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or an Affiliate) and acknowledge that Bank of America and its Affiliates shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America (and any of its Affiliates which is or may become a Lender) shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.

9.09 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent, which successor agent shall, so long as no Event of Default exists, be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the applicable retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as

Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Withholding Tax.

(a) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN (or any applicable successor form) to the Administrative Agent and such Lender sells, assigns, grants a participation in or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of the obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN (or such successor form) as no longer valid, and such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(b) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI (or any applicable successor form) with the Administrative Agent sells, assigns, grants a participation in or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If any forms or other documentation required by subsection 4.05(e) are not delivered to the Administrative Agent by any Lender, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax.

9.11 Funding Reliance. Unless the Administrative Agent receives notice from the Company prior to the due date for any payment hereunder payable by the Company to the Administrative Agent for the account of the Lenders that the Company does not intend to make such payment, the Administrative Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Lender its share of such payment. If and to the extent that the Company has not made any such payment to the Administrative Agent, each Lender that received a share of such payment shall repay such share (or the relevant portion thereof) to the Administrative Agent forthwith on demand, together with interest thereon at the Federal Funds Rate. Nothing set forth in this Section 9.11 shall relieve the Company of any obligation it may have to make any payment hereunder.

9.12 Other Agents. No Person identified herein as a “Documentation Agent” or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Persons as such. Without limiting the foregoing, no Person so identified as a “Documentation Agent” or a “Syndication Agent” shall have or be deemed to have any fiduciary relationship with any Person. Each Person acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.13 Intercreditor Agreement; Bridge Guaranty. (a) Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to execute, on behalf of such Lender and in accordance with the terms of the Intercreditor Agreement, an Other Creditor Supplement (as defined in the Intercreditor Agreement), in order to cause this Agreement and the Bridge Guaranty to be included as an “Other Credit Agreement” and an “Other Creditor Guaranty,” respectively, under the Intercreditor Agreement.

(b) Subject to the proviso contained in clause (c) below, the Administrative Agent shall, and the Lenders irrevocably authorize the Administrative Agent to, release any Person which is a Bridge Guarantor from its obligations under the Bridge Guaranty, if such Person ceases to be a Bridge Guarantor pursuant to a transaction that does not result in a default of any provision hereof (including Section 7.11). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary from its obligations under the Bridge Guaranty pursuant to this Section 9.13.

(c) The Administrative Agent agrees to promptly execute and deliver to the Company all documents reasonably required to evidence any release permitted under this Agreement.

Administrative Agent may file Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or Bridge Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(d) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder, including under Sections 3.07 and 9.07) allowed in such judicial proceeding; and

(e) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.07 and 9.07.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing), except where specifically permitted to be given orally, and shall be given to such party at its address or facsimile number set forth on Schedule 10.01 or such other address or facsimile number as such party may hereafter specify for the purpose by notice to (i) in the case of the Company, the Administrative Agent and the Lenders, and (ii) in the case of any Lender, the Administrative Agent and (iii) in the case of the Administrative Agent, the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, four Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to Administrative Agent shall not be effective until received. Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice, and the Administrative Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent or such Lender to be contained in any telephonic or facsimile notice.

10.02 No Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any respective right, power or privilege hereunder or under any Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.03 Expenses; Documentary Taxes; Indemnification. (a) The Company shall pay upon demand (i) all reasonable expenses of the Administrative Agent and the Lead Arrangers, including the reasonable fees and charges of a single joint counsel for the Administrative Agent and the Lead Arrangers, in connection with the preparation, execution and delivery of this Agreement, any waiver or consent hereunder or any amendment hereof and any Event of Default or Unmatured Event of Default by the Company hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender, including fees and disbursements of counsel for the Administrative Agent and each Lender (who may be employees of the Administrative Agent or such Lender), in connection with such Event of Default or Unmatured Event of Default and collection and other enforcement proceedings resulting therefrom. The Company shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any Note.

(b) Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold the Agent-Related Persons and each Lender and their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and charges) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the resignation or replacement of the Administrative Agent or the replacement of any Lender) arise out of or result from an action, suit, proceeding (including any insolvency or appellate proceeding) or claim asserted against any such Indemnified Person directly relating to this Agreement or any document contemplated by or referred to herein, the transactions contemplated hereby or the use of the proceeds of any Loans, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities resulting from such Indemnified Person’s gross negligence, willful misconduct or bad faith. In the case of any investigation, litigation or proceeding to which the indemnity in this subsection applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The agreements in this Section shall survive repayment of the Loans and the termination of this Agreement.

10.04 Amendments and Waivers. Any provision of this Agreement or any Note may be amended, modified or waived if, but only if, such amendment, modification or waiver is in writing and is signed by the Company and the Required Lenders and acknowledged by the Administrative Agent; provided that no such amendment, modification or waiver shall, unless signed by all Lenders and delivered to the Administrative Agent:

(a) increase the Commitment of any Lender or subject any Lender to any additional obligations;

(b) reduce the principal of or rate of interest on any Loan or any fee hereunder;

(c) postpone the date fixed for any payment of principal of or interest on any Loan or any fee hereunder;

(d) change the definition of “Required Lenders” or the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action under this Agreement;

(e) release any Bridge Guarantor from its obligations under the Bridge Guaranty (other than with respect to a Person which ceases to be a Bridge Guarantor pursuant to a transaction that does not result in a default of any provision hereof (including Section 7.11)); or

(f) amend this Section 10.04;

and provided, further, that no provision hereof affecting the rights or obligations of the Administrative Agent, in its capacity as such, may be amended, modified or waived without the written consent of the Administrative Agent.

10.05 Collateral. Each of the Lenders represents that it in good faith is not relying upon any “margin stock” (as defined in Regulation U of the FRB) as collateral in the extension or maintenance of the credit provided for in this Agreement.

10.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement.

(b) Any Lender may, with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed (and provided that no such written consent shall be required in connection with any assignment and delegation by a Lender to a bank or other financial institution that is an Affiliate of such Lender or to another Lender (so long as such assignment will not result in any increased costs to the Company)), at any time assign and delegate to one or more banks or other financial institutions (each an “Assignee”) all or any ratable part of all of its Commitment or its Loan and the other rights and obligations of such Lender hereunder; provided, that (i) except in the case of an assignment by a Lender of all of its Loans, its Commitment and the other rights and obligations of such Lender hereunder, the sum of the amount of the Commitment so assigned shall not be less than $1,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent in their sole discretion); and (ii) the other parties hereto may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (y) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance together with any Note subject to such assignment and (z) the assignor Lender or Assignee shall have paid to the Administrative Agent a processing fee in the amount of $3,500.

(c) From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and, to the extent required, provided its consent to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights hereunder have been assigned to it and obligations hereunder have been assumed by it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) Within five Business Days after the Administrative Agent notifies the Company that it has received (and to the extent required, provided its consent to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, the Company shall, if requested by the Assignee and/or the assignor Lender, as applicable, execute and deliver to the Administrative Agent a new Note evidencing such Assignee’s assigned Loan and, if the assignor Lender has retained a portion of its Loan, a replacement Note evidencing the Loan retained by the assignor Lender (such Note to be in exchange for, but not in payment of, the Note held by such assignor Lender). The Company designates the Administrative Agent as its agent for maintaining a book entry record of ownership identifying the Lenders, their respective addresses and the amount of the respective Loans and Notes. The foregoing provisions are intended to comply with the registration requirements in Treasury Regulation Section 5f.103-1 so that the Loans and Notes are considered to be in “registered form” pursuant to such regulation. The entries in such book entry record shall be conclusive and binding, absent manifest error, regarding ownership of the Loans and Notes.

(e) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a “Participant”) participating interests in its Commitment or its Loan and the other interests of such Lender (the “originating Lender”) hereunder; provided that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Administrative Agent and the other parties hereto shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders. In the case of any such participation, the Participant shall be entitled to the benefit of Article IV, as though it were also a Lender hereunder (provided that the Company shall not be obligated to pay any amount under Article IV to any Participant which is greater than the Company would have been required to pay to the originating Lender if no such participation had been sold), and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, the Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Each Lender that sells a participation will maintain a book entry record of ownership identifying each of its Participants and the amount of the participation owned by each such Participant. Such book entry record of ownership shall be maintained by such Lender as agent for the Company and the Administrative Agent. This provision is intended to comply with the registration requirements in Treasury Regulation Section 5f.103-1 so that the Loans and Notes are considered to be in “registered form” pursuant to such regulation. The entries in such book entry record shall be conclusive and binding, absent manifest error, regarding ownership of such participations.

(f) Any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Company, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make a Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of a Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute, or join any other Person in instituting, against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof with respect to any claim arising out of this Agreement. In addition, notwithstanding anything to the contrary contained in this subsection 10.06(f), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in its Loan to the Granting Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of its Loan and (ii) disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(g) Notwithstanding any other provision in this Agreement, (i) any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and its Note in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided that any foreclosure or similar action by such holders, trustee or representative shall be subject to the provisions of this Section concerning assignments.

10.07 Governing Law. This Agreement and each Note shall be construed in accordance with and governed by the substantive laws of the State of Illinois without regard to the choice of law provisions thereof.

10.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Administrative Agent shall have received counterparts hereof signed by all of the parties hereto, and the Administrative Agent shall promptly notify the other parties hereto of such effectiveness.

10.09 Confidentiality. Each Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or (ii) was or becomes available on a non-confidential basis from a source other than the Company and its Subsidiaries, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential (or their respective professional advisors), or to any counterparty (or its professional advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations as a Lender under this Agreement, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as expressly permitted under the terms of any other document or agreement to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (I) to its Affiliates.

10.10 Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE

OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.11 Consent to Jurisdiction. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LITIGATION BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PENTAIR, INC.

By
Name
Title

BANK OF AMERICA, N.A.,
as Administrative Agent

By
Name
Title

BANK OF AMERICA, NA.,
as a Lender

By
Name
Title

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By
Name
Title

THE BANK OF TOKYO-MITSUBISHI, LTD.,
CHICAGO BRANCH

By
Name
Title

SUNTRUST BANK

By
Name
Title

BNP PARIBAS

By
Name
Title

By
Name
Title

CREDIT LYONNAIS NEW YORK BRANCH

By
Name
Title

By
Name
Title

PNC BANK, NATIONAL ASSOCIATION

By
Name
Title

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By
Name
Title

By
Name
Title

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name
Title

By
Name
Title

MIZUHO CORPORATE BANK, LTD.

By
Name
Title

BANCA DI ROMA – CHICAGO BRANCH

By
Name
Title

By
Name
Title

BANK HAPOALIM B.M.

By
Name
Title

By
Name
Title

SCHEDULE 1.01

PRICING SCHEDULE

The Applicable Eurodollar Margin, the Applicable Base Rate Margin, the Facility Fee Rate and the Continuation Fee Percentage (collectively the “Pricing”) shall be determined as follows:

1. The Applicable Eurodollar Margin and the Applicable Base Rate Margin shall be determined by reference to Table A below and the Facility Fee Rate and the Continuation Fee Percentage shall be determined by reference to Table B below, and all of the Pricing shall be calculated based on: (a) the credit ratings assigned by Moody’s and S&P to the Company’s debt obligations under the Existing Credit Agreement (each a “Bank Debt Rating”), if both Moody’s and S&P have issued such ratings, or (b) if either Moody’s or S&P has not issued a Bank Debt Rating, the general corporate rating assigned by Moody’s and S&P to the Company (each a “Corporate Rating”), if both Moody’s and S&P have issued such ratings, or (c) if either Moody’s or S&P has issued neither a Bank Debt Rating nor a Corporate Rating, the credit ratings assigned by Moody’s and S&P to the Company’s long term senior unsecured non-credit-enhanced public Debt (each a “Senior Debt Rating”).

2. If one Bank Debt Rating, Corporate Rating or Senior Debt Rating is higher than the other (i.e., the Moody’s rating is higher than the S&P rating, or vice versa), the higher of such ratings shall determine the Pricing. If at any time either Moody’s or S&P does not have in effect a Bank Debt Rating, a Corporate Rating or a Senior Debt Rating (including any time when neither Moody’s nor S&P has in effect any such rating), the Applicable Eurodollar Margin and the Applicable Base Rate Margin shall be Level IV and the Facility Fee Rate and the Continuation Fee Percentage shall be Level III.

3. The Pricing shall be adjusted two Business Days after any applicable change in the Bank Debt Rating, Corporate Rating or Senior Debt Rating by either Moody’s or S&P.

Table A:

	Level I	Level II	Level III	Level IV

Bank Debt Ratings, Corporate Ratings or Senior Debt Ratings	BBB/Baa2 or Higher	BBB-/Baa3	BB+/Bal	BB/Ba2 or Lower

Applicable Eurodollar Margin (bps)	137.5	150.0	175.0	200.0

Applicable Base Rate Margin (bps)	25.0	50.0	75.0	100.0

Table B:

	Level I	Level II	Level III

Bank Debt Ratings, Corporate Ratings or Senior Debt Ratings	BBB-/Baa3 or Higher	BBB-/Ba1 or BB+/Baa3	BB+/Ba1 or Lower

Facility Fee Rate (bps)	25.0	25.0	30.0

Continuation Fee Percentage (bps)	15.0	15.0	25.0

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$125,000,000	14.7058823529%
US Bank, National Association	$125,000,000	14.7058823529%
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$115,000,000	13.5294117647%
SunTrust Bank	$115,000,000	13.5284117647%
BNP Paribas	$75,000,000	8.8235294118%
Credit Lyonnais New York Branch	$65,000,000	7.6470588235%
PNC Bank, National Association	$50,000,000	5.8823529412%
Wells Fargo Bank, National Association	$50,000,000	5.8823529412%
Mizuho Corporate Bank, Ltd.	$50,000,000	5.8823529412%
The Governor and Company of the Bank of Ireland	$40,000,000	4.7058823529%
Banca di Roma	$30,000,000	3.5294117647%
Bank Hapoalim B.M.	$10,000,000	1.1764705882%

TOTAL	$850,000,000	100.0%